Oct 17,2005

Memorandum of understanding

ACCOONA / EURONEWS partnership

Accoona.com, internet search engine is established in the USA, reaching a number of unique visitors of 1 to 2 million per day, and Accoona.cn in China with a 1 million unique visitors reach.

Accoona is scheduled to launch its service in Europe, as Accoona.eu, on the first week of April 2006.
Accoona.com's European visitors (estimated 1 million) will be diverted to the European service.
Accoona.eu will be in 7 languages: English, French, German, Italian, Spanish, Portuguese, and Dutch.
In this perspective, Accoona aims at promoting its new service in Europe using EuroNews audience capacity across Europe.

EuroNews is the number 1 paneuropean news channel, reaching daily 8 millions viewers across Europe, covering 183 million households in 118 countries , in 7 languages (English, French, German, Spanish, Italian, Portuguese and Russian). EuroNews is now established in Asia, India, Middle East/Africa and the USA (New York-New Jersey).
EuroNews is willing to increase significantly the number of visitors of its web site "euronews.net" (currently 500 000 visitors per month) and expand its notoriety in using Accoona 's amount of visitors.

Accoona and EuroNews hereby enter into a partnership based upon the following mutual services :

Accoona:

1/ Will heighten EuroNews visibility on Accoona.com, Accoona.eu. and Accoona.cn raising EuroNews as the first result on any research on a list of key words (to be determined).

2/ Will allocate to EuroNews a link above the fold on the opening page of each site. (Accoona.com, Accoona.eu, Accoona.cn)

3/ Will insert a EuroNews text link on the first results page of any EuroNews key word search made on the 3 Accoona sites.

4/ Will implement Accoona.eu engine search on EuroNews web site.

5/ Will share on a 50/50 basis all revenue which are generated by Accoona.eu directly from EuroNews.net, generated by the commercialization by Accoona to advertisers of leads managed on POAP (Proprietary Online Advertising Platform).
POAP allows Accoona to sell by auction to advertisers the opportunity to sell products and services to visitors.

6/ Will share on a 50/50 basis revenue generated by all payments per click following searches directly from Accoona.eu search bar initiated on euronews.net.

EuroNews

In exchange of what, EuroNews :

1/ Will provide offer a dedicated space above the fold to Accoona search engine on its web home page, in the 7 euronews.net versions.

2/ Will provide free airtime to promote Accoona branding, as follows:

10 spots of 15" length per day, on a run of station mode, with the following breakdown:
- 10 broadcasts per day throughout the territory, but only 2 in France .
- 50% in prime time (6h to 9h, 12h to 15h, 19h -1h, CET time)

Tech spec: Accoona will deliver EuroNews a TV commercial in EuroNews 7 languages, and renew the creative every month to avoid repetition, and negative impact on the audience.

Audience: Accoona and EuroNews will exchange the last audience update every quarter. (peoplemeters data for EuroNews, unique visitors, number of clicks for Accoona)

The total value of this barter deal to be considered in our accountings is: 100 000€
This barter agreement is valid for 1 year from April 2006 to end of March 2007.

S. Kauder

On behalf of Accoona
Mr Stuart Kauder, CEO

On behalf of EuroNews
Mr Philippe Cayla, Chairman